Exhibit 99.1

Baylake Corp. and Baylake Bank Complete Acquisition of NEW Bancshares and Union State Bank

STURGEON BAY, WI, December 4, 2015 -- Baylake Corp. (NASDAQ: BYLK), the holding company for Baylake Bank, which provides full service banking and financial services in Northeast Wisconsin, announces the completion of the acquisition of NEW Bancshares, Inc. (“NEW”) and its wholly-owned bank subsidiary, Union State Bank, with and into Baylake Corp. and its wholly-owned bank subsidiary, Baylake Bank, respectively.

Robert J. Cera, President and CEO of Baylake Bank, Robert W. Agnew, Chairman of the Baylake Corp. Board, Jeffrey W. Kleiman, President of Union State Bank and C. Jack Novak, Chairman of the NEW Board, gathered to sign and finalize the transaction on Friday, December 4, 2015.

Baylake Bank and Union State Bank professionals have worked together over the past six months to prepare for the transfer of business effective as of the close of business on December 4, 2015.  On Monday, December 7, 2015, three Union State Bank locations will open as branches of Baylake Bank:  3223 Main Street, Green Bay, 931 Marquette Drive, Kewaunee and 2221 Lincoln Avenue, Two Rivers.  The Union State Bank located at 223 Ellis Street, Kewaunee will close at the end of the business day on Friday, December 4, 2015, and operations of that branch will be consolidated with Baylake Bank's branch office located at 519 Main Street, Kewaunee.

Cera commented “Due to the diligent work of both Baylake and Union employees, we are prepared to deliver a great client experience in a market both banks have served for well over a century. We are confident Union customers will experience a smooth transition to Baylake Bank and are thrilled to have retained many Union employees who have helped these customers for years.”

“This is a strong fit for both companies," stated Kleiman, “working together creates a stronger bank committed to being a trusted partner in the markets we serve.”  Kleiman will join Baylake Bank as a Senior Vice President.

Baylake Bank has been serving the Kewaunee community since the late 1800s when both the State Bank of Kewaunee and Bank of Sturgeon Bay were originally chartered. The two banks served their communities side-by-side until 1994, when the Bank of Sturgeon Bay and the State Bank of Kewaunee merged under the Baylake Bank name.   Cera added, “We are proud to officially partner with the Union State Bank family.”

Baylake Bank also invites employees and the community to an open house celebrating the merger on Tuesday, December 15, 2015 from 5:00 – 6:30 p.m. at the Kewaunee Financial Center, 519 Main Street.

Baylake Bank is a subsidiary of Baylake Corp. (NASDAQ: BYLK), headquartered in Sturgeon Bay, Wisconsin.  Baylake Bank provides banking and financial services from community financial centers located throughout Northeast Wisconsin.  Baylake Bank, Member FDIC.  An equal housing lender.

# # # # #

Media contact:

Robert J. Cera

President and CEO of Baylake Bank

(920) 743-5551

robert.cera@baylake.com